Exhibit 10.05

ENHANCED FAIRCHILD INCENTIVE PLAN

Amended and Restated Effective April 1, 2009

	B.	Timing	8

	C.	Eligibility	9

	D.	Deferral Accounts	9

	E.	Investment Return	9

	F.	Distribution	9

	G.	Hardship	9

	H.	Loans	10

	I.	Beneficiaries	10

	J.	Status of Plan	10

	K.	Freeze of DIP	10

9.	Interpretations and Rule-Making		10

10.	Declaration of Incentives, Amendment or Discontinuance		11

11.	Miscellaneous		11

	Schedule A
	EFIP Participation and Target Award Levels

ENHANCED FAIRCHILD INCENTIVE PLAN

(As Amended and Restated Effective April 1, 2009)

1.	Objective and Structure

The Enhanced Fairchild Incentive Plan (the “Plan” or “Enhanced Plan”) is designed to help retain eligible management employees and reward them for contributing to the success and profitability of the Company. These objectives are accomplished by making incentive awards under the Plan and providing Participants with a proprietary interest in the growth and performance of the Company.

The Plan is a non-ERISA cash bonus plan providing enhanced cash awards payable on an annual basis to a select group of eligible employees based on measures of business performance for that award period. The Enhanced Plan also contains a deferral feature that enables certain Participants to elect to defer the payment of all or any portion of their award. The Deferral Plan provides an opportunity for a limited number of management employees to defer receipt of their awards under the Plan until termination of their employment or other distributable event. That deferral feature of the Enhanced Plan is primarily set forth in Article 8 below, is an unfunded plan for a select group of management or highly compensated employees, and hence is substantially exempt from ERISA. The two plans set forth in this document and amended hereafter also may be referred to respectively by the acronym EFIP and DIP. The Deferral Plan is hereby frozen effective as of December 27, 2004. It is intended that the EFIP qualify as a plan of short-term deferrals and that the frozen DIP be grandfathered so that neither Plan is subject to Code Section 409A.

2.	Definitions

Whenever used in the Plan, unless otherwise indicated, the following terms shall have the respective meanings set forth below:

Award:	The amount, if any, to be paid to a Plan Participant for a particular Measurement Period.

Award Date:	The annual date on which an EFIP Award is due to be paid. The Award Date shall be the later of sixty (60) days after the end of the Company’s fiscal year, or fifteen (15) days after consolidated financial statements for the fiscal year are completed and accepted by the Company, but not later than the fifteenth day of the third month following the Company’s fiscal year.

Company:	Fairchild Semiconductor Corporation (“FSC”) or any corporate successor or assign which adopts or assumes the Plan. For purposes of eligibility to participate in the Plan, the term “Company,” as used herein, may also refer to any subsidiary or affiliate of FSC which adopts the Plan with the approval of FSC.

Committee:	The Plan administrator shall be a committee consisting of the Executive Vice President and CFO, Senior Vice President, Human Resources, and the Senior

Vice Provident and General Counsel. The Committee shall be responsible for the administration of the Plan, as provided in Article 9 below, but may delegate routine administrative or clerical duties to one or more officers or employees of the Company. The actions, duties and responsibilities of the Committee noted and called for herein, are subject to the approval and discretion of the Board of Directors of the Company (the “Board”).

Code:	The Internal revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

Disability:	Inability to perform any services for the Company, combined with eligibility to receive disability benefits under the standards used by the Company’s long-term disability benefit plan.

Employee:	An individual in the regular full-time or regular part-time employ of the Company (or having comparable status in any foreign location of the Company, as determined by foreign management and approved by the Committee based on applicable local laws, customs and practices) at any time during the Measurement Period, not including any non-regular employees. Members of a collective bargaining unit, if any, shall be considered Employees for purposes of the Plan only if they satisfy the eligibility conditions of the preceding sentence and their collective bargaining agreement provides for their participation in the Plan. Any regular employees in a class that is eligible for a different incentive plan - including, without limitation: (i) sales, marketing and other employees who are eligible for the Company’s Sales Incentive Plan (or any successor plan thereto); (ii) any newly acquired employees who remain subject to either their prior employer’s incentive or bonus plan or to any special or transitional incentive or bonus plan assumed or adopted by the Company in connection with the acquisition of such employees; and (iii) any other group of one or more employees who the Committee determines either is covered by a different bonus or incentive plan or arrangement (except for the Company’s Key Technologist Incentive Award Plan) or shall not be covered by this Plan nor any other bonus or incentive plan or arrangement - shall not be considered Employees under this Plan for any Measurement Period during which they fall within any such exclusion, except to the extent otherwise determined by the Committee or otherwise specified herein. Employees who are subject to a separate incentive or bonus pay formula pursuant to a written employment agreement entered into with their employer and to which the Company or subsidiary becomes obligated also shall be excluded from eligible Employee status under this Plan for any Measurement Periods to which that other arrangement applies, the same as if such Employees were instead covered by another group incentive plan, in accordance with the preceding rules.

Extraordinary Occurrence:	Events that, in the opinion of the Committee and with the Chief Executive Officer’s concurrence, are beyond the significant influence of Plan Participants or the Company and cause a significant unintended effect, positive or negative, on Company operating and financial results for a particular Measurement Period.

Measurement Period	The period of performance on which Awards are based. The EFIP and Measurement Period shall be the annual period corresponding to the fiscal year of the Company.

Participant	An eligible Employee who at the time shall be a Participant in accordance with the provisions of Article 4.

Participation Levels	The allocation of Participants into groups, by job code level or management selection, as set forth in Article 4 and 5, for which a single Target Award level applies within the group (i.e., for that Participation Level). Different Target Award levels may apply to different groups and within the same job code level at the discretion of the Chief Executive Officer.

Performance Goal

Levels of performance shall be set in accordance with one or more financial and strategic goals developed by the Chief Executive Officer (with Board approval) pursuant to Section 6.B. below for the Company and, if further desired, for any division, department,, or other business unit or Employee group within the Company, For each goal up to three levels of performance maybe set, as follows:

(i) Threshold - The minimum acceptable level of performance for which an Award may be earned on a particular Performance Goal; achieving 50% or more of the Target level of performance,

(ii) Target - Achieving 100% of the Target level of performance.

(iii) Stretch - Achieving more than 100% of the Target level of performance.

Qualified Earnings:	The measure of compensation used to determine benefit amounts under this Plan. Qualified Earnings generally consist of certain amounts paid to the Participant by the Company for services rendered during the Measurement Period as an Employee of the Company. For purposes of this Plan, Qualified Earnings shall include base compensation, but shall exclude all bonuses (including within this exclusion, without limitation, sign-on bonuses, relocation bonuses, retention bonuses, Key Technologist Incentive Awards, awards under any other incentive plan in which the Employee is permitted to participate simultaneously with participation in this Plan, and any other amount payable in the nature of a bonus), shift differentials, fringe benefits and extraordinary items. Overtime payments on the Company’s United States payroll shall be included in Qualified Earnings, but overtime payments on any foreign payroll shall be excluded. The Committee has the authority and discretion to determine (i) to what extent the foregoing inclusions and exclusions must be altered to comply with local legal requirements in any particular foreign jurisdiction, and (ii) whether to include or exclude other items of compensation (such as, but not limited to, equalization pay for temporary relocation assignments) in determining Qualified Earnings for Employees in particular jobs or locations based on legal standards and customary practices applicable to that job or location.

Target Award:	The Award, expressed as a percentage of Qualified Earnings, that is earned by a Participant for achievement of the Target level of performance.

3.	Effective Date

The Plan was originally established effective on March 11, 1997, which was the closing date of the reorganization of the three Fairchild divisions of National Semiconductor Corporation (the Discrete, Logic and Memory divisions) pursuant to the Agreement and Plan of Recapitalization between Sterling Holding Company, LLC and National Semiconductor Corporation, dated January 31, 1997. This amendment and complete restatement of the Plan is effective April 1, 2009 and applies to any Measurement Period which begins on or after that effective date.

4.	Eligibility for Plan Participation

A. Eligible Class. Only Employees in job code level 36XX or higher shall be eligible for EFIP. Within that eligible class, employees must be nominated by the General Manager or Executive Vice President in charge of the Employee’s business unit and then approved by the Chief Executive Officer, as a condition for participation in the Plan.

The nomination and approval process shall apply anew for each Measurement Period. Employees selected for participation for the next Measurement Period will be notified in written (hard copy or electronic) form. Participants will be notified of their Participation Level during their initial Measurement Period and will be notified of subsequent changes in their Participation Level as appropriate.

B. New Hires. Newly hired Employees who are approved for EFIP participation shall commence participation in the Plan effective as of the effective date set by the Chief Executive Officer when their participation was approved.

C. Promotions. Employees who instead participate in the Fairchild Incentive Plan (“FIP”) or any other Company bonus or incentive plan and are promoted or otherwise become eligible for EFIP participation during a Measurement Period shall be subject to the following rules.

1. If the Employee commences EFIP participation before becoming entitled to any award under any other Company bonus or incentive plan (for example, before the first semi-annual award date under FIP) for the same period, then that Employee shall be treated as an EFIP Participant for his or her entire period of employment as an Employee during that initial Measurement Period. Such Participant’s EFIP Award, if any, for that initial Measurement Period shall be based on the Participant’s Qualified Earnings for the entire Measurement Period.

2. If the Employee commences EFIP participation after becoming entitled to an award under any other Company bonus or incentive for the same period, then any EFIP Award to which that Participant becomes entitled for that initial Measurement Period shall be based on the Participant’s Qualified Earnings for only the period after the end of the other plan’s measurement period, so the Participant’s Qualified Earnings which were taken into account in making the award under such other plan shall not be counted towards any EFIP Award.

D. Ceasing Participation. A Participant who ceases to be eligible to continue participation in EFIP (whether due to a drop in job code level, a change in employment status, de-selection by the Chief Executive Officer or any other reason) before the last day of the Measurement Period shall immediately cease participation and will not be eligible for any EFIP Award for that Measurement Period. An individual must be both an Employee and a Participant on the last day of a Measurement Period to be eligible for any EFIP Award for that Measurement Period.

5.	Participation and Target Award Levels

A. Participation Levels. Each Participant will be assigned a Participation Level Typically, the Participant’s job code level will constitute his or her Participation Level, but the General Manager or Executive Vice President in charge of the Participant’s business unit or other class of Participants may (with the approval of the Chief Executive Officer) assign one or more Participants to a different Participation Level (whether or not represented by a different job code level) for purposes solely of determining such Participant’s EFIP Award for a given Measurement Period. Any such assignment under this Plan of a Participant to a Participation Level that does not match their job code level shall not constitute a promotion, demotion, transfer or other change in the individual’s employment status or a change in their job code level for any other purpose.

B. Target Award Levels. One Target Award level, expressed as a percentage of Qualified Earnings, shall be assigned to one or more groups or individuals within each respective Participation Level, although typically a single Target Award level will be assigned to an entire Participation Level. The Participation Levels and corresponding Target Award levels shall be as listed from time to time on attached Schedule A, which is hereby incorporated as part of this Plan. However, a Participation Level consisting of one or just a few individuals specially assigned to it under this paragraph may be memorialized in a written notice to such individuals without also having to be listed on Schedule A.

C. Adjustments. In the event that a Participant incurs a change in Participation and/or Target Award level during a Measurement Period (whether due to promotion, demotion, special assignment under Section 5.A above or other reasons) his or her EFIP Award for that Measurement Period shall be based on the Participation Level and Target Award level in effect for that Participant as of the close of the Measurement Period, without regard to any other levels in which he or she participated during the Measurement Period, except as provided in Section 6.F below. If, however, the Participant changes to a position no longer covered by the Enhanced Plan for the remainder of a Measurement Period, his or her award for the Measurement Period shall be determined solely under whatever other bonus or incentive plan, if any, the individual then enters, and no Award will be payable to that individual under this Plan.

6.	Calculation and Payment of Awards

A. Factors. A Participant’s EFIP Award (if any) is measured by four factors. First, the Participation Level determines what corresponding Target Award level the Participant is eligible for. Second, the Target Award level is the percentage of Qualified Earnings that will be used as one of two products to calculate any EFIP Award. Third, the degree to which the Company’s actual financial performance for the Measurement Period compares to the Company’s Performance Goal for that Period produces the other percentage used to calculate EFIP Awards up to the Target level. Fourth, if Company financial performance exceeds the Target level of the Performance Goal, then any discretionary EFIP Award in excess of the Target Award level shall be determined in accordance with Section 6.D below.

B. Performance Goal. Before each Measurement Period, the Chief Executive Officer of the Company shall, subject to Board approval, set the Company’s financial Performance Goal for that Period. The Performance Goal shall be based on the attainment of specified levels of one or more of the following measures: earnings per share (EPS), revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), various measures of cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return. The Committee may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a Measurement Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and the effect of any discontinued operations reported in the Company’s consolidated statement of operations, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. That Performance Goal serves as the target level of performance for the Measurement Period.

C. Calculation of Awards. Achievement of 50% to 100% of that Performance Goal target typically will produce, but does not guarantee, an EFIP Award equal to the same percentage of the Participant’s Target Award level as the Company’s financial performance achieved relative to its EBIT target for the Measurement Period (i.e., multiply the Performance Goal achievement percentage by the Target Award level percentage to produce the percentage of Qualified Earnings payable as the EFIP Award). Achievement of less than 50% of the Performance Goal typically will produce no EFIP Award for the Measurement Period because the minimum Threshold performance level was not attained. Achievement of more than 100% of the Performance Goal typically, will produce, but does not guarantee, an EFIP Award of at least 100% of the Participant’s Target Award level, but any amount in excess of a 100% award shall be determined as provided in Section 6.D. below. The Committee may, in its discretion from time to time, round the Performance Goal achievement percentage to the nearest whole percent before calculating the EFIP Awards for any Measurement Period.

The Chief Executive Officer of the Company has complete discretion whether or not EFIP Awards will be paid at, all, or at the typical level, for a given Measurement Period, based on any factors that officer deems relevant, which may include the Company’s financial position, business objectives and how the Company’s financial performance for that Measurement Period was achieved (i.e., by revenue growth or by cost reduction).

D. Stretch Awards. When performance exceeds 100% of the Target Performance Goal for a Measurement Period, there is no guarantee that any Award which may be paid for that Measurement Period will exceed the 100% Target performance award level. Any additional Award for a Stretch level of performance shall be determined in accordance with this Section 6.D.

If the Company’s actual financial performance exceeds 100% of the Target Performance Goal for a given Measurement Period, the Chief Executive Officer shall determine, in its sole discretion, the amount of any pool of money that may be made available for any EFIP Awards in excess of the 100% Target Award level for that Measurement Period. The Chief Executive Officer also shall allocate that pool, within its sole discretion, among the Company’s various business units or other classes of Participants. The General Manager or Executive Vice President responsible for managing a particular business unit shall then have complete discretion to allocate the pool assigned to that business unit or class among certain of the EFIP Participants employed within the business unit or class as a supplemental Award beyond the 100% Target Award level, using such performance criteria as that manager deems appropriate from time to time for that business unit or class and the individual Participants therein. The purpose of these Stretch Awards is to provide a special bonus for a select group of one or more extraordinary contributors to that business unit’s success.

E. Extraordinary Events. Under exceptional circumstances, revisions to Performance Goals may be made by the Chief Executive Officer during the Measurement Period if the business environment or key planning assumptions change significantly from conditions assumed or existing at the start of the Measurement Period. In addition, Performance Goals, pool allocations, and Awards may be adjusted in the event there has been an Extraordinary Occurrence during the Measurement Period that

(i)	affects one or more Performance Goals;

(ii)	unreasonably distorts Award calculations; or

(iii)	results in undue benefit or detriment to the Plan Participants.

Adjustments under the preceding sentence will be made solely for the purpose of neutralizing the effect of the Extraordinary Occurrence. All determinations made by the Chief Executive Officer under this Section 6.E shall be subject to Board approval.

F. Participant Moves. In the event that a Participant changes business units during the Plan Period, the Participant’s goals will be changed, if necessary, to reflect that of the new business unit. The Participant’s Award, if any, may then be adjusted or prorated by the Committee, in its sole discretion, to reflect such considerations as:

(i)	the performance achieved by and Targets assigned to each business unit the Participant belonged to during the Plan Period,

(ii)	the length of time the Participant spent in each business unit during the Plan Period; and

(iii)	any other facts and circumstances as the Committee deems relevant or appropriate in that particular case.

G. Payment. Awards, if any, will generally be paid in cash in a single sum on or about each Award Date for which an Award is declared, subject to deferral rights under Article 8 below. However, an Award payment may be divided into multiple partial payments, to be completed within a reasonable time after the Award Date, in order to accommodate different three periods needed for determining different portions of the Award or for any other reason deemed appropriate by the Committee or the Chief Executive Officer. A Participant on approved leave of absence (whether paid or unpaid) shall be paid his or her Award under the Plan at the same time and manner as an active Employee, with no deferral of the Award pending return from the leave, but a Participant who is inactive for reasons other than approved leave of absence or disability shall not be entitled to receive an Award unless and until he or she returns to active employment as an Employee.

Effective on and after January 1, 2005, payment of EFIP Awards shall be made by the Award Date so as to constitute a short-term deferral for purposes of Code Section 409A except to the extent such later payment is made as soon as reasonably practicable and the delay is due to circumstances making timely payment administratively impracticable for reasons which were not foreseeable, in accordance with the short-term deferral regulations under Code Section 409A.

7.	Termination of Employment

Any Participant whose employment as an Employee terminates for any reason before the close of a Measurement Period, and who remains a non Employee as of the last day of that Period, shall forfeit eligibility for any EFIP Award for that Measurement Period.

8.	Deferral of Awards (DIP)

A. Plan. This separate plan shall be known as the Fairchild Deferred Incentive Plan (DIP). It shall consist of this Article 8 and such defined terms and other provisions of the Enhanced Fairchild Incentive Plan (“EFIP”) document as are necessary to understand and implement the operation and administration of this Deferral Plan, which terms and provisions are incorporated by this reference.

B. Timing. Except to the extent prohibited by applicable law and regulations, an eligible Participant may elect to make an irrevocable election to defer receipt of all or any portion of any Award in accordance with, this Article 8. Such Notice of Deferral Election must be completed at least thirty (30) days before the end of the Measurement Period. Notices of Deferral Election are not self renewing and must be completed for each Measurement Period if deferral is desired for the applicable Measurement Period. Notwithstanding the foregoing, for any Measurement Period that begins on or after December 27, 2004, no Participant deferral elections shall be allowed.

C. Eligibility. Only EFIP Participants on the Company’s United States payroll and in job code level 39xx or higher shall be eligible to defer an Award under this Article. Thus, this Article 8 shall apply only to a select group of management or highly compensated U.S. employees and shall constitute a separate, unfunded plan for them.

D. Deferral Accounts. For each eligible EFIP Participant who elects a deferral, the Committee will establish and maintain book entry accounts which will reflect the deferred Award and any deemed gains or losses credited to the Participant’s account. Each Participant with a deferral account under this Article shall have an unsecured claim for benefits from the Company, in accordance with Section 8.J below.

E. Investment Return. Each Participant’s deferral account shall, be credited with deemed gains or losses on each Award Date with a rate of return equal to the net rate of return the account would have earned, had it been invested in accordance with the Participant’s investment directions. Participants shall be offered the opportunity to choose how they would want their DIP account to be invested using the investment fund options available under the Company’s primary tax-qualified 401(k) plan covering the Company’s U.S. salaried management employees. The Committee shall determine how often Participants may change their investment direction and set any other terms and conditions for Participant investment directions. While the Participant’s investment directions and this Section 8.E will determine the rate of gain/loss to be credited to that Participant’s deferral account from time to time, the account shall be a bookkeeping account and nothing in this Plan shall require that any assets be set aside for this purpose or actually be invested in accordance with any Participant’s investment direction. The Committee may designate a default investment fund (which shall be the same fund used as the default fund under the applicable 401(k) plan unless otherwise designated by the Committee) to be used to determine credited gains or losses to the extent a Participant fails to make a timely or complete investment direction.

F. Distribution. A Participant will become entitled to receive any deferred Award, plus credited gains or losses thereon, as of the earlier of the Participant’s termination of employment for any reason (including, but not limited to, retirement, Disability, sale of the Participant’s business unit, or death) or a date pre-selected more than twelve (12) months in advance by the Participant. The account balance will be paid in a lump sum in the month following the earlier of the Participant’s termination of employment for any reason or the pre-selected date. Payments shall be made in the month following the Participant’s termination of employment or on the pre-selected payment date, if applicable. If a Participant dies before distribution has been made, the unpaid balance will be paid in a lump sum in the month following the Participant’s death.

G. Hardship. Payment of part or all of any deferred Awards may be accelerated in the case of severe hardship, which shall mean an emergency or unexpected situation in the Participant’s financial affairs, including, but not limited to, illness or accident involving the Participant or any of the Participant’s dependents. All payments in case of hardship must be specifically approved by the Committee.

H. Loans. No Participant may borrow against his or her DIP account.

I. Beneficiaries. Except to the extent prohibited by applicable law and regulations, the DIP Participant may designate one or more beneficiaries to receive distribution from the Participant’s deferral account in the event of the Participant’s death. The Participant’s beneficiary may be changed without the consent of any prior beneficiary, except as follows: if the Participant is married at the time of designation, the Participant’s spouse must consent to the beneficiary designation and the Participant’s spouse must consent to any subsequent change in beneficiary. If no beneficiary is chosen or the beneficiary does not survive the Participant, the Award will be paid in accordance with Section 7.B. of the EFIP or as otherwise required by applicable law or regulation.

J. Status of Plan. This Deferral Plan constitutes an unfunded Plan of deferred compensation. As such, any amounts payable hereunder will be paid out of the general corporate assets of the Company and shall not be transferred into a trust or otherwise set aside, unless such trust is a grantor trust that is reachable by Company creditors in the event of Company insolvency. All accounts under the Plan will be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company. The Participant will be considered a general creditor of the Company and the obligation of the Company is purely contractual and shall not be funded or secured in any way.

Accounts attributable to Awards deferred for Measurement Periods ending on or before December 27, 2004 are fully vested and intended to be exempt from Section 409A of the Code, so that statute does not apply to this Deferral Plan. However in the event that statute does apply in any respect and at any time to this Plan, the Plan shall be construed and administered to comply with said Section 409A insofar as necessary to avoid violating that law.

K. Freeze of DIP. Notwithstanding any provision of this Deferral Plan to the contrary, the Plan shall be frozen as of December 27, 2004. No deferrals shall be credited to any Participant’s Account from Awards attributable to Measurement Periods that end after December 27, 2004. Accounts that have balances as of December 27, 2004 shall continue to be maintained, administered and distributed in accordance with this Deferral Plan, but no new DIP accounts shall be established after that date.

9.	Interpretations and Rule-Making

The Committee shall have the right and power to exercise the following duties, in its sole discretion:

(i)	interpret the provisions of the Plan, and resolve questions thereunder, which interpretations and resolutions shall be final and conclusive;

(ii)	adopt such rules and regulations with regard to the administration of the Plan as it deems necessary in its discretion; and

(iii)	generally take all action to administer the operation of the Plan.

The Chief Executive Officer similarly shall have the right, power and discretion to exercise duties (i) and (ii) above with respect to such matters as are within that officer’s decision-making authority under the Plan.

The Committee may delegate any of its rights and duties under this Plan to one or more officers or employees of the Company, or to an outside service provider, but Section 11.F. below shall not apply to any such outside service provider.

10.	Declaration of Incentives, Amendment or Discontinuance

The Committee, with the approval of the Chief Executive Officer, may:

(i)	determine, on or before an Award Date, not to make Awards, and to modify the amount of any Award, to any or all Participants for the related Measurement Period;

(ii)	make any written modification or amendment to the Plan for any or all Participants; or

(iii)	discontinue the Plan for any or all Participants.

Any amendment or termination of the Plan shall be done by written action of the Committee, approved by a majority of its members, but the Plan also may be contractually assigned by the Company to, or assumed by, any successor corporation without the need for action under this Article 10.

11.	Miscellaneous

A. Except through beneficiary designations, no right or interest in the Plan is transferable or assignable except by will or the laws of descent and distribution.

B. Participation in this Plan does not guarantee any right to continued employment, and Company management reserves the right to dismiss Participants for any reason whatsoever. Participation in the Enhanced Plan or the Deferral Plan for any Measurement Period does not guarantee the Participant the right to participation in either or both such Plans for any subsequent Measurement Period.

C. The Company shall deduct from Awards under this Plan any taxes or other amounts required by law to be withheld with respect to Award payments, but Awards deferred under Article 8 shall be considered pre-tax to the extent allowed by applicable law. Employment taxes, such as FICA and FUTA, shall be deducted from Participants= deferred accounts as of the close of each taxable year as and to the extent required by applicable law and regulations.

D. Maintenance of financial information relevant to measuring performance during the Measurement Period will be the responsibility of FCS’s Chief Financial Officer, or that officer’s designee.

E. The provisions of the Plan shall not limit, or restrict the right or power of the Company’s Board of Directors to adopt such other plans or programs, or to make salary, bonus, incentive, or other payments, with respect to compensation of officers or Employees, as in its sole judgment it may deem proper.

F. No member of the Committee or the Company’s Board of Directors, nor the Chief Executive Officer, nor any other officer, employee, representative or agent of the Company, shall have any liability to any person, firm, or corporation board on or arising out of this Plan.

G. This Program shall be governed by the laws of the State of Maine.

*     *     *     *     *     *     *     *     *     *     *     *     *

IN WITNESS WHEREOF, this amendment and complete restatement of the Enhanced Fairchild Incentive Program, having been first duly adopted, is hereby executed below on this 16th day of April 2009, to take effect on April 1, 2009 as provided herein.

FAIRCHILD SEMICONDUCTOR CORPORATION

By:	/s/ Mark S. Thompson
Mark S. Thompson
Chief Executive Officer

ADMINISTRATIVE COMMITTEE

By:	/s/ Mark S. Frey
Mark S. Frey
Executive Vice President and CFO

By:	/s/ Kevin B. London
Kevin B. London
Senior Vice President, Human Resources

By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President and General Counsel

ENHANCED FAIRCHILD INCENTIVE PLAN

Schedule A Effective as of April 1, 2009

EFIP Participation and Target Award Levels

Participation Levels	Typical Target Award Levels*

Job Code Level 36xx	10%

Job Code Level 37xx	10-15%

Job Code Level 38xx	10-15%

Job Code Level 39xx	15-20%

Executive Job Code Level 41XX	25%

Executive Job Code Level 42XX	30%

Executive Job Code Level 43XX	45-50%

Executive Job Code Level 44XX	60-80%

Executive Job Code Level 45XX to 47XX	Variable, determined by the Board

* For 100% of EBIT-goal Target level performance.